Securities and Exchange Commission

100 F Street, N.E.

Judiciary Plaza

Washington, DC  20549

Ladies and Gentlemen:

  I hereby authorize Peter W. Hennessey,

Vice President, Associate General Counsel and

Corporate Secretary, or any Assistant

Secretary, or their respective successors in office,

to sign and file on my behalf SEC Forms 3, 4 and

5 or any other SEC forms relating to changes in

beneficial ownership of securities of DuPont de

Nemours, Inc. (the Company).  This authorization

shall remain in effect as long as I am an executive

officer of the Company unless it is earlier

specifically revoked by me.

      Very truly yours,

      /s/ Leland Weaver

      Leland Weaver          President,

      W & P

      August 18, 2021